EXHIBIT 99.2

 For Information
   Brent A. Collins
     303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES CLOSING OF NON-CORE NORTH DAKOTA ASSET DIVESTITURE AND CREDIT FACILITY BORROWING BASE REDETERMINATION

DENVER, March 18, 2010 – St. Mary Land & Exploration Company (NYSE: SM) today announces the closing of its previously disclosed divestiture of non-core North Dakota properties, as well as the redetermination of the borrowing base on its existing credit facility.

Tony Best, President and CEO, remarked, "The divestiture of these non-core properties in North Dakota, combined with the sales of other properties in the Rocky Mountain region, is an important step in our transformation.  It focuses our efforts in the Rocky Mountain region and provides funds that will be used to test and develop our emerging resource plays.  In spite of these divestitures, our bank group maintained our borrowing base at $900 million in their recent redetermination process which speaks to the credit standing of the company.  I am pleased with our efforts to concentrate our portfolio and believe we are well positioned financially to execute on our business plan for 2010."

NORTH DAKOTA DIVESTITURE

St. Mary closed the previously announced divestiture of non-core North Dakota properties on March 12, 2010.  Proceeds received at closing, before commission costs, were $120.0 million which reflects customary closing adjustments to account for activity between the effective and closing dates.  The transaction had an effective date of November 1, 2009.  The Company received an earnest money payment of roughly $7 million at the signing of the sales agreement.

The previously provided production guidance assumed that this divestiture, as well as the Wyoming package that was sold in mid-February, would close at the end of the first quarter and that the Company would recognize the full production contribution of these divested properties for the entire quarter.  Despite closing these two transactions before the end of the first quarter, St. Mary is reiterating its production guidance of 255 to 278 MMCFE/d for the first quarter of 2010 as a result of strong production performance across the Company.

CREDIT FACILITY UPDATE

On March 17, 2010, the bank group for St. Mary's existing credit facility voted during its regularly scheduled redetermination process to maintain the borrowing base at $900 million.  The borrowing base considers the impact of the aforementioned divestitures of non-core properties in the Rocky Mountain region.  The commitment amount remained at $678 million and there were no other changes to the terms of the credit facility as part of this borrowing base redetermination.

Proceeds from the disclosed divestitures were used to repay amounts outstanding under the credit facility.  As previously announced, St. Mary's 2010 capital plan of $725 million was budgeted to be funded with cash flow from operations and proceeds from the divestitures referred to above.  Accordingly, the Company plans to borrow under its credit facility later in 2010.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “budget,” “plan,” "will,"  and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as uncertainties inherent in projecting future rates of production, the availability of economically attractive exploration, development, and property acquisition opportunities and any necessary financings, the volatility and level of oil and natural gas prices, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2009 Annual Report on Form 10-K.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

St. Mary Land & Exploration Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. St. Mary routinely posts important information about the Company on its website. For more information about St. Mary, please visit its website at stmaryland.com.